EXHIBIT 10.07

PURCHASE AND SALE AGREEMENT

                THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of February 7, 2006 (the “Execution Date”), by and between AMLI at Castle Creek, L.P., a Delaware limited partnership, and AMLI Residential Properties L.P., a Delaware limited partnership (together, “Seller”), and NTS Realty Holdings Limited Partnership, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

                In consideration of the mutual covenants and agreements set forth herein Seller and Buyer agree as follows:

ARTICLE 1 - DEFINITIONS

                As used herein, the following terms shall have the following meanings:

                “business day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State of Indiana. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire on or be extended to, as the case may be, the next succeeding business day.

                “Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence.

                “Buyer’s Representatives” shall mean Buyer and any officers, directors, employees, agents, representatives and attorneys of Buyer.

                “Closing” shall mean the closing of the Transaction.

                “Closing Date” shall mean March 23, 2006.

                “Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement in connection with the Closing, including (without limitation) the documents and instruments required pursuant to the terms of Article 7.

                “Confidential Materials” shall mean any records or files (whether in a printed or electronic format) that consist of or contain any of the following: attorney or accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in each respective Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, each Seller’s respective property manager or any direct or indirect owner of any beneficial interest in each respective Seller which such party deems proprietary or confidential.

                “Contracts” shall mean those service, supply, maintenance, and utility agreements, equipment leases, and other contracts and agreements relating to the Real

Property and the Personal Property that are identified in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts and agreements entered into in accordance with the terms of Section 10.2 hereof, as the same may be modified or terminated in accordance with the terms of Section 10.2.

                “Deposit” shall mean the sum(s) to be deposited by Buyer in accordance with the terms of Section 3.1 hereof.

                “Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to any Buyer’s Representatives prior to Closing or which are otherwise obtained by any Buyer’s Representatives prior to Closing, including (without limitation) the Title Commitment, the Survey, the Title Documents, the Property Documents, the Financial Data and any Rent Roll.

                “Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, including (without limitation) examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

                “Due Diligence Period” shall mean the period commencing on the Letter Date and expiring at 5:00 p.m. EST on February 25, 2006.

                “Financial Data” shall mean unaudited income statements relating to the operation of the Property for calendar years 2003, 2004 and 2005 and year to date 2006.

                “Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller: (i) the Contracts, to the extent that the same are in effect as of the Closing Date, (ii) any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, (iii) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (iv) the right to use the name Castle Creek and Lake Clearwater in connection with the Real Property, but specifically excluding any trademarks, logos, trade colors, service marks, and trade names of Seller, including all derivations of the name “AMLI”.

                “Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations applicable to the Property.

                “Leases” shall mean all leases of all or any part of the Real Property in effect on the Closing Date and identified in the Assignment of Leases (as that term is defined in Section 7.3 hereof).

                “Letter Date” shall mean January 26, 2006, the date on which the letter of intent with regard to this Transaction was executed by Seller and Buyer.

                “Liabilities” shall mean any and all claims, demands, liabilities, damages, obligations, fines, penalties, costs and expenses, including (without limitation) reasonable attorneys’fees and disbursements.

                “Major Damage/Condemnation” shall mean:

                          (a)    any condemnation or eminent domain proceeding that occurs after the Execution Date, if and only if the portion of the Real Property that is the subject of such proceedings has a value in excess of Five Hundred Thousand Dollars ($500,000.00) for the Real Property known as AMLI at Castle Creek or Five Hundred Thousand Dollars ($500,000.00) for the Real Property known as AMLI at Lake Clearwater, as reasonably determined by Buyer; and

                          (b)    any damage or destruction that occurs after the Execution Date, if and only if either (i) the damage or destruction is an uninsured casualty, unless Seller, in its sole and absolute discretion, elects to give Buyer a credit at Closing for the cost of repair or restoration, which cost shall be agreed to (if at all) within the ten (10) business day period within which Buyer may terminate this Agreement pursuant to Section 12.1, or (ii) the portion of the Real Property or Personal Property that is damaged or destroyed has a cost of repair that is in excess of Five Hundred Thousand Dollars ($500,000.00) for the Real Property known as AMLI at Castle Creek or Five Hundred Thousand Dollars ($500,000.00) for the Real Property known as AMLI at Lake Clearwater, as reasonably determined by Buyer.

                “Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy in the amount of the Purchase Price.

                “Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of non-delinquent taxes and assessments, (c) any matters caused by any Buyer’s Representative, (d) the rights of the tenants under the Leases, (e) all matters enumerated in Schedule B of the Title Commitment and all matters shown on the Survey other than those matters specified in Section 4.2 which Seller is obligated to satisfy at Closing and those Title Objections which Seller has elected in writing to Remove as provided in Section 4.2, and (f) any easement, restriction, covenant, agreement, or other matter affecting title to the Property executed by Seller after the date hereof with the approval (or deemed approval) of Buyer as provided in Section 4.2.

                “Personal Property” shall mean, collectively, (a) the machinery, equipment and other tangible personal property owned by Seller that is located on the Real Property and described in Exhibit C attached hereto and made a part hereof, and (b) all records and files of Seller relating to the operation and maintenance of the Real Property or to the Leases, but specifically excluding from the items described in clause (b) any Confidential Materials, all invoices, cancelled checks and bank statements relating to any period prior to the Closing Date, tax records of Seller and any computer software that is licensed to Seller.

                “Property” shall mean, collectively, the Real Property, the Personal Property, Seller’s interest as landlord in all Leases, and the Intangible Property.

                “Property Documents” shall mean, collectively, the Leases and the Contracts.

                “Purchase Price” shall mean the sum of Fifty Million and One Dollars ($50,000,001.00), which Purchase Price shall be reasonably allocated between that part of the Property comprising the assets associated with AMLI at Castle Creek and that part of the Property comprising the assets associated with AMLI at Lake Clearwater by written agreement of the parties prior to Closing.

                “Real Property” shall mean those certain parcels of real estate commonly known, respectively, as AMLI at Castle Creek and AMLI at Lake Clearwater, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is taken as a result of any such condemnation proceeding.

                “Remove” with respect to any Title Objection shall mean that Seller shall release, correct or satisfy or cause the Title Company to affirmatively insure over (as applicable) such Title Objection at or prior to Closing.

                “Rent Roll” shall mean the rent roll with respect to the Real Property identifying (a) each tenant of the Real Property, (b) such tenant’s respective leased premises, (b) the termination date of such tenant’s Lease, (c) the tenant’s rent obligation, (e) the unapplied portion of such tenant’s security or other deposit, (f) the date to which rent is collected and (g) whether such tenant is in default under its Lease. The Rent Roll shall be certified as being true and correct to Seller’s knowledge.

                “Seller Parties” shall mean and include, collectively, (a) Seller, (b) its attorneys, (c) Seller’s Broker, (d) each Seller’s respective property manager, (e) any direct or indirect owner of any beneficial interest in each respective Seller, and (f) the respective officers, directors, employees, or agents of each respective Seller, each Seller’s respective property manager or any direct or indirect owner of any beneficial interest in each respective Seller.

                “Seller’s Broker” shall mean Tikijian Associates.

                “Seller’s knowledge” or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of (a) Fred Shapiro, the Senior Vice President/Acquisitions, (b) Christine Eash, the Regional Vice President, (c) Matthew Jones, the Regional Manager, and (d) the respective on-site property managers of AMLI at Castle Creek and AMLI at Lake Clearwater, as to each such respective property only (the “Knowledge Parties”) and shall not be construed to refer to the knowledge of any other Seller Party or to impose or have imposed upon any Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of any Knowledge Party arising out of any of the Seller’s Warranties.

                “Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and as remade by Seller as of the Closing Date, as such representations and warranties may be modified or waived or deemed waived by Buyer pursuant to the terms of this Agreement.

                “Survey” shall mean (a) for AMLI at Castle Creek, the ALTA/ACSM Land Title survey prepared by American Consulting, Inc., as Job No. 2005.1115, dated December 28, 2005 and certified by Edward J. Sweetland, Registered Land Surveyor #29900000, and (b) as to AMLI at Lake Clearwater, the ALTA/ACSM Land Title survey prepared by American Consulting, Inc., as Job No. 2005.1116, dated December 28, 2005, and certified by Bryan J.

Moll, Professional Land Surveyor #20500012, copies of which have been delivered to Buyer by Seller.

                “Title Commitment” shall mean (a) for AMLI at Castle Creek, the commitment to issue an owner’s policy of title insurance dated October 14, 2005, issued by the Title Company as Commitment No. NCS-205292-CHI 1, and (b) as to AMLI at Lake Clearwater, the commitment to issue an owner’s policy of title insurance dated October 28, 2005, issued by the Title Company as Commitment No. NCS-205301-CHI 1, copies of which have been delivered to Buyer by Seller.

                “Title Company” shall mean First American Title Insurance Company.

                “Title Documents” shall mean all documents referred to in Schedule B of the Title Commitment as exceptions to coverage.

                “Title Objections” shall mean any exceptions to coverage enumerated in Schedule B of the Title Commitment and any matters shown on the Survey to which Buyer timely objects in accordance with the terms of Section 4.2.

                “Transaction”shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

                Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

                In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller the Purchase Price as follows:

                3.1     Earnest Money Deposit. Within three (3) business days after the Execution Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit in escrow with the Title Company by wire transfer or other immediately available funds the sum of Three Hundred Thousand Dollars ($300,000) (the “Initial Deposit”). If Buyer has not terminated this Agreement on or before the expiration of the Due Diligence Period as permitted herein, Buyer shall, on the first business day following the expiration of the Due Diligence Period, deposit an additional Six Hundred Thousand Dollars ($600,000) (the “Additional Deposit”) in escrow with the Title Company by wire transfer or other immediately available funds. The Initial Deposit and the Additional Deposit, as and when made as required herein, shall be referred to collectively as the “Deposit.” The Deposit shall be applied against the Purchase Price on the Closing of this Transaction and shall otherwise be held and delivered by the Title Company in accordance with the provisions of Article 13. If Buyer fails timely to make the Initial Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement, and Seller and Buyer shall have no further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement. If Buyer fails to make the Additional Deposit as and when required herein, Seller may enforce Buyer’s obligation to make the Additional Deposit and sue to collect the same from Buyer, notwithstanding Seller’s termination of this Agreement and receipt of the Initial Deposit pursuant to the following Section 11.1. Buyer acknowledges and agrees that if it has not terminated this Agreement as of the expiration of the Due Diligence Period, Buyer’s obligation to make the Additional Deposit shall expressly survive any later termination of this Agreement by Seller for Buyer’s default.

                3.2     Cash at Closing. On the Closing of this Transaction, Buyer shall (a) pay to Seller by wire transfer or other immediately available funds an amount equal to the balance of the Purchase Price plus and/or minus (as applicable) the Deposit and any other credits, reductions or prorations for which this Agreement provides, and (b) cause the Title Company to simultaneously pay the Deposit to Seller by wire transfer or other immediately available funds.

ARTICLE 4 - TITLE TO REAL PROPERTY

                4.1     Title to Real Property. Seller has heretofore provided Buyer with a copy of the Survey, the Title Commitment, and copies of all Title Documents.

                4.2     Title Objections. Prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice of any Title Objections. Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Failure of Seller to notify Buyer in writing within such five (5) business day period shall be deemed an election by Seller on the last day of such period not to Remove such Title Objections. If Seller elects not to Remove one or more Title Objections, then Buyer may either (a) terminate this Agreement by written notice to Seller given within five (5) business days after Seller’s election (but in any event prior to the Closing Date), in which event the Title Company shall (i) pay Twenty-five Thousand Dollars ($25,000.00) of the Deposit to Seller and (ii) refund the balance of the Deposit to Buyer, and thereafter Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement, or (b) waive such Title Objections and proceed to Closing. Failure of Buyer to terminate this Agreement within such five (5) business day period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

                Notwithstanding the foregoing, Seller shall be obligated to satisfy (or in the case of mechanics’liens, insure over at Seller’s cost) at Closing all (a) mortgages and security interests encumbering the Property, (b) mechanics’ liens or notices thereof relating to work performed at the request of any Seller Parties, and (c) liens for delinquent real estate taxes and assessments, and Buyer shall not be obligated to identify the same as a Title Objection.

                If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections which Seller elected in writing to Remove as provided above and any other matters which Seller is obligated to satisfy under this Section 4.2. Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of the Removal of any Title Objections which Seller has elected in writing to Remove or other matters which Seller is obligated to satisfy under this Section 4.2.

                From and after the Letter Date, Seller shall not execute any easement, restriction, covenant, agreement or other matter affecting title to the Property other than Leases entered into by Seller in the ordinary course of business and except for the deeds contemplated by Section 15.17, unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) business days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument.

                4.3      Title Insurance. At Closing, Seller shall cause the Title Company to issue the Owner’s Title Policy to Buyer insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions, which Owner’s Title Policy shall include a 3.1 zoning endorsement at Seller’s expense. Buyer shall be entitled to request that the Title Company provide such other endorsements to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements shall be at Buyer’s cost and shall impose no additional liability on Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request; provided, however, nothing herein shall be deemed to preclude Buyer from terminating this Agreement on or before the expiration of the Due Diligence Period in the event the Title Company will not agree to issue any endorsement requested or desired by Buyer.

ARTICLE 5 - BUYER’S DUE DILIGENCE/AS IS SALE

                5.1     Buyer’s Due Diligence. Seller has heretofore provided Buyer with (a) a Rent Roll with respect to those Leases in effect as of the last day of the calendar month preceding the Letter Date, and (b) the Financial Data. In addition, during the Due Diligence Period (a) Seller will make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, the Leases and Contracts and any other on-site property files of Seller and Seller’s property manager (other than Confidential Materials) and (b) will allow Buyer’s Representatives and Buyer’s consultants and contractors (collectively, the “Entering Parties”) access to the Real Property upon reasonable prior notice at reasonable times for the purpose of conducting physical tests and inspections of the Real Property, provided (i) such access does not interfere with the operation of the Real Property or the rights of tenants; (ii) Buyer shall coordinate with Seller and Seller’s property manager prior to each entry on the Real Property by any Entering Parties; (iii) the Entering Parties shall not contact any tenant; (iv) after the expiration of the Due Diligence Period, Buyer’s Representatives shall not be permitted to perform any further testing or other physical evaluation of the Real Property; and (v) Seller or its designated representative shall have the right to be present during any physical testing of the Real Property and the right to review the scope of the work for any invasive physical tests prior to the performance of such tests by Buyer or its contractors or consultants. Buyer shall address or cause its contractors or consultants to address all reasonable concerns expressed by Seller with respect to such work scope or the manner of the performance of such tests. Buyer shall deliver copies of all Buyer’s Reports to Seller promptly following receipt thereof by Buyer. Upon the completion of any tests or inspections, Buyer shall immediately return the Real Property to the condition existing prior to such tests and inspections. Prior to such time as any Entering Parties enter the Real Property, Buyer shall (i) obtain and cause each of its consultants or contractors to obtain a policy of commercial general liability insurance with limits of not less than $1,000,000 combined single limit for personal injury and property damage, which policy of insurance shall name Seller and Seller’s property managers as additional insureds and shall be issued by an insurance company reasonably acceptable to Seller, and (ii) provide Seller with a certificate of insurance evidencing such insurance policy, which certificate shall provide for ten

(10) days prior written notice to Seller of cancellation or material change in such insurance policy.

                All such tests and inspections of the Real Property shall be at Buyer’s sole expense and shall be in accordance with applicable Laws. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

                Buyer, for itself and on behalf of all other Entering Parties, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from the entrance upon or inspection of the Real Property by any Entering Parties, including claims caused by or alleged to be caused by the negligence of any Seller Parties (other than the sole negligence or willful misconduct of any Seller Parties). This waiver and release shall survive the termination of this Agreement or the Closing (as applicable).

                5.2     As Is Sale. Buyer acknowledges and agrees as follows: (a) during the Due Diligence Period, Buyer shall conduct such Due Diligence as Buyer shall deem necessary or appropriate; (b) except for Seller’s Warranties, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS,” and Buyer for itself and to the extent permitted by law for its successors and assigns hereby waives, releases and discharges Seller from any Liabilities caused by, arising out of or related to the condition of the Property and covenants not to sue Seller for any Liabilities caused by, arising out of, or related to the condition of the Property; (c) except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence; and (d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction. The terms of this Section 5.2 shall survive the Closing.

                5.3     Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period, in which event, the Title Company shall (i) pay Twenty-five Thousand Dollars ($25,000.00) of the Deposit to Seller and (ii) refund the balance of the Deposit to Buyer and thereafter Seller and Buyer shall not have any liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further Due Diligence.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

                The following adjustments and prorations shall be made at Closing:

                6.1     Rent. All rents payable under the Leases and collected by Seller prior to the Closing Date shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to such rents attributable to any period to but not including the

Closing Date. Buyer shall be entitled to such rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

                After Closing, Buyer shall make a good faith effort to collect on Seller’s behalf any rents for any period prior to the Closing Date and not collected as of the Closing Date and to tender the same to Seller upon receipt; provided, however, that all rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due Buyer under the applicable Lease at the time of collection (i.e., current rents and any rents owed to Buyer for any period prior to Buyer’s receipt of payment from the tenant) with the balance (if any) payable to Seller, but only to the extent of amounts actually due Seller. Buyer shall not have an exclusive right to collect the rents due Seller and any other amounts due Seller under the Leases, and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to any period prior to the Closing Date; provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is sixty (60) days after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings seeking eviction of such tenant or the termination of any Lease. The terms of this Section 6.1 shall survive the Closing.

                6.2     Security Deposits. Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to all unapplied security or other deposits held by Seller under the Leases as of the Closing Date.

                6.3     Real Estate and Personal Property Taxes. Buyer assumes and agrees to pay so much of the real estate taxes and personal property taxes in respect of the Property assessed for and first becoming a lien during the calendar year in which Closing occurs (the “Current Year Taxes”) as shall be allocable to Buyer by proration (based upon the number of days in such calendar year on and after the Closing Date). Seller shall pay (i) all delinquent real estate taxes and personal property taxes, (ii) both installments of real estate taxes and personal property taxes payable during the calendar year in which Closing occurs and (iii) so much of the Current Year Taxes as shall be allocable to Seller by proration (based upon the number of days in such calendar year prior to the Closing Date). Any such taxes which are payable in the calendar year in which Closing occurs but are not due and payable at the time of Closing and the portion of the Current Year Taxes not assumed by Buyer hereunder shall be allowed to Buyer as a credit against the Purchase Price at Closing. If the tax rate and/or assessed value for real estate taxes or personal property taxes which are payable in the calendar year in which Closing occurs but are not yet due and payable at the time of Closing and/or the Current Year Taxes have not been set at the Closing Date, the present tax rate and assessed value shall be used for the purposes of making the adjustments at Closing under this paragraph, and Seller shall not be further liable for such taxes.

                6.4     Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that if Seller may elect to pay any special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer.

                6.5      Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases), and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, and post-closing adjustments between Buyer and Seller shall be made within thirty (30) days after the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing. Seller shall not assign to Buyer any deposits which Seller has with any of the utility or service companies servicing the Property. Buyer shall arrange with such companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.

                6.6     Prepaid Expenses. Buyer shall reimburse Seller at Closing for all prepaid expenses relating to the Property which were paid pursuant to Contracts to be assigned to Buyer pursuant to this Agreement to the extent attributable to the period commencing on the Closing Date or thereafter.

                6.7     Closing Costs. Seller shall pay the following costs and expenses associated with the Transaction: (a) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy, including a 3.1 zoning endorsement (but excluding all other endorsements requested by Buyer), (b) the cost of endorsements obtained by Seller to Remove Title Objections which Seller has elected in writing to Remove as provided in Section 4.2 or mechanics’ liens which Seller is obligated to satisfy at Closing under Section 4.2, (c) the cost of the Survey, (d) one-half the fee of the Title Company for closing this Transaction, and (e) the commission due Seller’s Broker.

                Buyer shall pay (a) all charges of the Title Company for endorsements requested by Buyer (other than a 3.1 zoning endorsement), (b) one-half of the fee of the Title Company for closing this Transaction, (c) all costs of Buyer’s Due Diligence, (d) all costs and expenses related to any financing to be obtained by Buyer (including any cost of a mortgagee title policy) and (e) all recording and filing fees for recording/filing the deed and other documents transferring the Property to Buyer.

                The obligations of the parties under this Section 6.7 shall survive the termination of this Agreement or the Closing (as applicable).

                6.8     Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before ninety (90) days after Closing. Seller and Buyer shall cooperate in providing information reasonably requested by the other to determine whether any delayed adjustment is necessary. The provisions of this Section 6.8 shall survive the Closing.

ARTICLE 7 - CLOSING

                Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

                7.1     Closing Date. Closing shall occur on the Closing Date no later than 2:00 p.m. EST at the offices of the Title Company located at 101 West Ohio, Suite 1100, Indianapolis, Indiana. Time is of the essence with respect to the Closing.

                7.2     Payment of Purchase Price. Subject to all other terms and conditions of this Agreement, Buyer agrees to pay the amount specified in Section 3.2 by delivery of the same to the Title Company no later than 2:00 p.m. EST on the Closing Date. In the event the Title Company has not received the payment specified in Section 3.2 from Buyer by 2:00 p.m. EST on the Closing Date, Seller shall have the right to extend the Closing to the next business day following such date, in which event the proration and adjustments under Article 6 shall be recomputed as of such extended Closing Date. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if the payment specified in Section 3.2 is not received by the Title Company from Buyer on the Closing Date.

                7.3     Seller’s Closing Deliveries. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, at Closing each Seller shall deliver or cause to be delivered the following documents with respect to the respective Property owned by it:

                          (a)    Deed. A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by such Seller.

                          (b)    Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by such Seller.

                          (c)    Rent Roll. A Rent Roll with respect to those Leases in effect on the date five (5) days prior to the Closing Date.

                          (d)    Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by such Seller.

                          (e)    Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by such Seller.

                          (f)    Notice to Tenants. A single letter in the form of Exhibit H attached hereto and incorporated herein by this reference (“Notice to Tenants”), executed by such Seller, duplicate copies of which shall be sent by such Seller after Closing to each tenant under the Leases.

                          (g)    Non-Foreign Person Affidavit. A non-foreign person affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, executed and acknowledged by such Seller.

                          (h)    Closing Certificate. A certificate executed by such Seller remaking Seller’s representations and warranties set forth in Section 9.2 as of the Closing Date, subject, however, to the provisions of Section 9.3.

                          (i)    Vendor's Affidavit. A vendor's affidavit in the form of Exhibit J attached hereto and incorporated herein by reference executed by such Seller.

                          (j)    Disclosure of Sales Information. A disclosure of sales information form (State form 46021) (the “Disclosure Form”) executed by such Seller.

                          (k)    Declaration. The declaration required by Ind. Code 36-2-7.5-5(a) executed by the preparer of the Deed.

                          (l)    Evidence of Authority. Documentation to establish to Buyer’s reasonable satisfaction the due authorization of each Seller’s sale of the Property and the authority of the signatory to this Agreement and the documents delivered by such Seller pursuant to this Section 7.3 to execute the same on behalf of Seller.

                          (m)    Closing Statement. Seller’s closing statement executed by Seller.

                          (n)    Other Documents. Such other documents as may be agreed upon by Buyer and Seller to consummate this Transaction.

                          (o)    Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies of all of the Property Documents, to the extent not previously delivered to Buyer.

                7.4     Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

                          (a)    Purchase Price. The Purchase Price, as adjusted for prorations and other adjustments to be made pursuant to Article 6, plus any other amounts required to be paid by Buyer at Closing.

                          (b)    Assignment of Leases. The Assignment of Leases executed by Buyer.

                          (c)    Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

                          (d)    Notice to Tenants. The Notice to Tenants executed by Buyer.

                          (e)    Disclosure Form. The Disclosure Form executed by Buyer.

                          (f)    Closing Certificate. A certificate executed by Buyer remaking Buyer’s representations and warranties set forth in Section 9.1 as of the Closing Date.

                          (g)    Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and the authority of the signatory to this Agreement and the Closing Documents required to be executed by Buyer to execute the same on behalf of Buyer.

                          (h)    Closing Statement. Buyer’s closing statement executed by Buyer.

                          (i)    Other Documents. Such other documents as may be agreed upon by Seller and Buyer to consummate the Transaction.

ARTICLE 8 - SELLER’S CONDITION TO CLOSING

                Seller’s obligation to close the Transaction is conditioned upon Seller obtaining all internal approvals of the Transaction within five (5) business days after the Execution Date. In the event this condition shall not be satisfied, Seller may terminate this Agreement by written notice to Buyer given within three (3) business days after the expiration of said five (5) business day period, in which event (a) the Title Company shall refund the Deposit to Buyer and (b) thereafter Seller and Buyer shall not have any liability hereunder except obligations which by the express terms of this Agreement survive the termination of this Agreement. The Closing Date shall be extended, if necessary, to provide for the eight (8) business day period (in the aggregate) provided for in this Article 8.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

                9.1      Buyer's Warranties. As of the Execution Date, Buyer represents and warrants to Seller as follows:

                          (a)    Buyer’s Authorization. Buyer (i) is duly organized, validly existing and in good standing under the Laws of its respective state of organization and, to the extent required by Law, the State of Indiana, (ii) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under the Closing Documents to be executed by Buyer, and (iii) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer and to perform Buyer’s obligations hereunder and thereunder. This Agreement and Closing Documents to be executed by Buyer have been duly authorized by all requisite partnership, corporate, limited liability company or other required action on the part of Buyer and its general partners or managing members (as applicable) and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and the Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or its general partners or managing member (as applicable) or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer or its general partners or managing members (as applicable) are bound.

                          (b)    Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

                Buyer’s representations and warranties in this Section 9.1 shall survive the Closing.

                The foregoing representations and warranties of Buyer shall be remade by Buyer as of the Closing Date.

                9.2     Seller’s Warranties. The representations and warranties of Seller under this Section 9.2 shall be deemed made by each Seller only as to its respective authorization or as to matters with respect to the Property owned by it. In other words, in no event shall (i) AMLI at Castle Creek L.P. be deemed to have made any representations or warranties as to the authority of AMLI Residential Properties, L.P. or as to the Property known as AMLI at Lake Clearwater or (ii) AMLI Residential Properties, L.P. be deemed to have made any representations or warranties as to the authority of AMLI at Castle Creek L.P. or the Property known as AMLI at Castle Creek. Subject to the foregoing limitations, as of the Execution Date, Seller represents and warrants to Buyer as follows:

                          (a)    Seller’s Authorization. Seller (i) is duly organized, validly existing and in good standing under the Laws of its respective state of organization and, to the extent required by Law, the State of Indiana, (ii) subject to obtaining the approvals described in Article 8, is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under the Closing Documents to be executed by Seller, and (iii) subject to obtaining the approvals described in Article 8, has all necessary power to execute and deliver this Agreement and the Closing Documents to be executed by Seller, and to perform Seller’s obligations hereunder and thereunder. Subject to obtaining the approvals described in Article 8, this Agreement and the Closing Documents to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and its general partner or managing member (as applicable) and is the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and the Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or its general partner or managing member (as applicable) and is or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or its general partner or managing member (as applicable) are bound.

                          (b)    Seller’s Knowledge Representations. To Seller’s knowledge:

                                  (i)     Except as listed in Exhibit K attached hereto, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

                                  (ii)     Seller has not entered into any contracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) liens, encumbrances, easements, restrictions, covenants, agreements and other matters of record.

                                  (iii)     Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit K attached hereto, Seller has not received any written notice from any governmental authority of any violation of any zoning Law applicable to the Property.

                                  (iv)     Except as a result of loan instruments securing a loan that will be paid in full by Seller at or prior to Closing and except as set forth in Exhibit K attached hereto, the Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller.

                                  (v)     Seller has not received any notice of any current or pending assessment for public improvements with respect to the Real Property which would be due and payable, in whole or in part, after the Closing Date.

                9.3     General Provisions.

                          (a)    No Representation as to Leases. Seller does not represent or warrant that any particular Lease will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

                          (b)    Seller's Warranties Deemed Modified. To the extent that any Buyer's Representatives obtains actual knowledge prior to the expiration of the Due Diligence Period that Seller’s representations and warranties set forth in Section 9.2 were inaccurate, untrue or incorrect in any way as of the Execution Date, (i) Buyer shall provide Seller written notice thereof within five (5) business days after Buyer’s Representatives obtain such knowledge and (ii) such representations and warranties shall be deemed modified for all purposes of this Agreement to reflect the accurate, true or correct state of facts known to Buyer’s Representatives, and Seller shall have no liability hereunder for such inaccurate, untrue or incorrect representation or warranty; provided, however, if such inaccurate, untrue or incorrect representation or warranty was made by Seller for the purpose of concealing the actual facts from Buyer, the foregoing provisions of this Section 9.3(b) shall not apply, and Buyer may pursue its remedies against Seller in accordance with Section 9.3(e).

                          (c)    Breach of Seller’s Warranties Discovered After the Due Diligence Period. If after the expiration of the Due Diligence Period but prior to the Closing any Buyer’s Representatives obtains actual knowledge that any of Seller’s representations and warranties set forth in Section 9.2 were untrue, inaccurate or incorrect in any respect as of the Execution Date, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). Buyer, as its sole remedy, shall have the following rights:

                                  (i)     If any of Seller’s representations or warranties set forth in Section 9.2 were untrue, inaccurate or incorrect in any material respect as of the Execution Date, then Buyer may elect either (A) to waive such misrepresentations and consummate the Transaction without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for such inaccurate, untrue or incorrect representation or warranty, or (B) to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event, (x) the Title Company shall refund the Deposit to Buyer and (y) thereafter Seller and Buyer shall not have any further liabilities hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement.

                                  (ii)     If any of Seller’s representations and warranties set forth in Section 9.2 were untrue, inaccurate or incorrect on the Execution Date but were not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for such inaccurate, untrue or incorrect representation or warranty.

                The untruth, inaccuracy or incorrectness of Seller’s representations and warranties under Section 9.2 shall be deemed material for purposes of this Agreement only if

Buyer’s damages resulting from such untruth, inaccuracy or incorrectness are reasonably estimated to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate.

                Notwithstanding the foregoing, if such inaccurate, untrue or incorrect representation or warranty was made by Seller for the purpose of concealing the actual facts from Buyer, the foregoing provisions of this Section 9.3(c) shall not apply, and Buyer may pursue its remedies against Seller in accordance with Section 9.3(e).

                          (d)     Representations and Warranties Remade on Closing Date. Seller's representations and warranties under Section 9.2 shall be remade by Seller as of the Closing Date; provided, however, such representations and warranties shall be modified to reflect Buyer’s Representatives’ actual knowledge with respect to any such representation and warranty and Seller shall be entitled to modify (i) Exhibit B to reflect the Contracts as modified or terminated in accordance with Section 10.2 and any new contracts or agreements entered into in accordance with Section 10.2 and (ii) Exhibit K to reflect any matters first arising after the Execution Date.

                Notwithstanding the foregoing, if prior to Closing Seller (i) obtains actual knowledge of any matters first arising after the Execution Date that, if not resolved prior to Closing would be required to be identified on Exhibit K as of the Closing Date or (ii) receives notice of any assessment for public improvements with respect to the Real Property which would be due and payable, in whole or in part, after the Closing Date, Seller shall give Buyer written notice thereof within five (5) business days after obtaining such knowledge (but, in any event, prior to Closing). Seller shall have the right to elect to extend the Closing Date for a period not to exceed thirty (30) days by written notice of such election given to Buyer on or before the Closing Date for the purpose of endeavoring to cure or remedy any matter referenced in clause (i) of the preceding sentence of this paragraph. In the event Seller is not able to cure or remedy such matter on or before the Closing Date (as the same may be extended by Seller as provided above), and in Buyer’s reasonable judgment such matter referenced in clause (i) of the first sentence of this paragraph adversely affects the Property in any material respect, Buyer may elect to terminate this Agreement by written notice to Seller given on the Closing Date, in which event the Title Company shall refund the Deposit to Buyer and Seller and Buyer shall not have any further liability hereunder, except for obligations which by the express terms of this Agreement survive the termination of this Agreement.

                          (e)    Survival. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days, and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the one hundred eightieth (180th) day after the date of the Closing. Furthermore, Seller’s liability for damages for any breach of a Seller’s Warranty shall be limited to an amount equal to the amount of the Deposit made by Buyer hereunder.

ARTICLE 10 - COVENANTS

                10.1     Buyer's Covenants. Buyer hereby covenants as follows:

                          (a)    Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives and any parties identified in clause (iii) below from disclosing, to any other person without the prior written consent of

Seller: (i) the terms of the Agreement, and (ii) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all documents containing any of such information without retaining any copy thereof or extract therefrom, including (but not limited to) the Documents. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (iii) on a need-to-know basis to the Title Company, to Buyer’s Representatives, to Buyer’s consultants and contractors, to its potential lenders, and to members of professional firms serving it or its potential lenders and (iv) as any governmental agency may require in order to comply with applicable Laws or a court order. In addition, this confidentiality obligation shall not apply to any information that is a matter of public record. The provisions of this Section 10.1(a) shall survive any termination of this Agreement.

                          (b)    Buyer's Indemnity. Buyer hereby agrees to indemnify, defend, and hold harmless each of the Seller Parties from and against (i) any and all liabilities arising out of, or resulting from, or alleged to arise out of or result from, the breach by Buyer of the terms of Section 10.1(a) and (ii) any and all Liabilities regardless of cause, including the negligence of any Seller Parties, but expressly excluding the sole negligence or willful misconduct of any Seller Parties, arising out of or resulting from, or alleged to arise out of or result from, the entry on the Real Property and/or the conduct of any Due Diligence by any Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (ii) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property or to Liabilities caused by the sole negligence or willful misconduct of any Seller Parties. The provisions of this Section 10.1(b) shall survive the termination of this Agreement or the Closing (as applicable).

                          (c)    Covenants Regarding Signage. Promptly after the Closing, Buyer will “banner” or otherwise temporarily mask the portion of all signage containing the “AMLI” name to indicate the new ownership, failing which upon five (5) days prior written notice Seller may do so at the expense of Buyer. Within sixty (60) days after the Closing, Buyer will cause the portion of all signage containing the “AMLI” name to be replaced, failing which Seller may remove such portion of the signage at Buyer’s expense upon fifteen (15) days prior written notice. The provisions of this Section 10.1(c) shall survive the Closing.

                10.2     Seller's Covenants. Seller hereby covenants as follows:

                          (a)    Contracts. Without Buyer’s prior consent, between the Execution Date and the Closing Date, Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new contract or agreement (other than leases) unless such Contract (as so extended, renewed, replaced or modified) or new contract or agreement can be terminated by the owner of the Property without charge or penalty on not more than thirty (30) days’ notice. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within three (3) business days after receipt thereof, Buyer shall be deemed to have consented to the extension, removal, replacement or modification of the existing Contract or such new contract or agreement (as applicable). Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence

Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed after the expiration of the Due Diligence Period.

                On or before the Closing, Seller shall terminate any management agreement currently in effect with respect to the Property at the sole cost and expense of Seller.

                          (b)    Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the Execution Date and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2(b), Buyer, shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the Execution Date and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the Execution Date from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

                10.3     Mutual Covenants.

                          (a)    Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or public statement with respect to the Transaction or this Agreement (“Release”) without the prior consent of the other, except to the extent required by applicable Law or by any securities law or regulation applicable to Buyer, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or by any securities law or regulation applicable to Buyer. If either Seller or Buyer is required by applicable Law or by any securities law or regulation applicable to Buyer to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Seller waives the two (2) business day requirement as to any press release issued with Buyer’s filing of an 8K upon the execution of this Agreement.

                          (b)    Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to indemnify and hold harmless Buyer from and against any and all Liabilities suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to indemnify and hold harmless Seller from and against any and all Liabilities suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

                          (c)    Tax Protests; Tax Refunds and Credits. After Closing, Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during all calendar years prior to Closing. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during the calendar year in which Closing occurs and all subsequent calendar years. All real estate and personal property tax refunds and credits received after Closing with respect to any real estate and personal property taxes paid by Seller for any calendar year prior to the calendar year in which Closing occurs shall be the property of Seller. Any refunds or credits attributable to real estate and personal property taxes first due and payable during the calendar year in which Closing occurs or attributable to the Current Year Taxes shall be apportioned between Buyer and Seller in the manner provided in Section 6.3. Any refunds or credits attributable to real estate and personal property taxes assessed for any calendar year following the calendar year in which Closing occurs shall be the property of Buyer.

                The provisions of this Section 10.3 shall survive the termination of this Agreement or the Closing (as applicable).

ARTICLE 11 -DEFAULT

                11.1     Default by Buyer. If (i) Buyer fails to make the Additional Deposit as and when required by the terms of this Agreement, and such failure continues for five (5) days after written notice from Seller to Buyer, or (ii) Buyer fails to close this Transaction as and when required by the terms of this Agreement, then Seller may terminate this Agreement by written notice to Buyer, in which event the Title Company shall pay the Deposit to Seller as liquidated damages and, thereafter, Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement. If (iii) Buyer is in default of any of its other obligations hereunder or (iv) any of Buyer’s representations or warranties set forth in Section 9.1 are untrue, inaccurate or incorrect in any material respect when made, and any such circumstance described in clauses (iii) or (iv) continues for five (5) business days after written notice from Seller to Buyer, which written notice shall detail such default or untruth, as applicable, Seller may pursue all legal and equitable remedies for Buyer’s default. In such event, if the Transaction has not theretofore or thereafter closed, the Earnest Money shall continue to be held in escrow by the Title Company pending final resolution of the dispute between Buyer and Seller and upon such final resolution, applied to the satisfaction of any money judgment awarded to Seller for Buyer’s default.

                11.2     Default by Seller. If Seller is in default of any of its obligations hereunder and such default continues for five (5) business days after written notice from Buyer to Seller, which written notice shall detail such default, then Buyer shall have the right, as its sole and exclusive remedy (except as hereinafter otherwise provided), (a) to terminate this Agreement by written notice to Seller, promptly after which the Title Company shall return the Deposit to Buyer and, thereafter, Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement, or (b) to seek specific performance of this Agreement by Seller. Notwithstanding the foregoing provisions of this Section 11.2, in the event specific performance is unavailable (for example, but not by way of limitation, because Seller has conveyed or encumbered all or part of the Property to a third party without notice) or in the event Seller’s default is a result of the willful misconduct of Seller, Buyer shall, in addition to the remedy under clause (a) of the preceding sentence, be entitled to recover its actual damages (but not consequential or punitive damages) incurred as a result of Seller’s default; provided, however, that Seller’s liability for damages incurred as a result of Seller’s default shall be limited to an amount equal to the amount of the Deposit made by Buyer hereunder. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance, as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

                12.1      Right to Terminate. If, after the Execution Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof and shall advise Buyer in such notice if such damage or destruction is an uninsured loss. If the Property is the subject of a Major Damage/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller not later than ten (10) business days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, Seller and Buyer shall not have any further liability hereunder other than obligations which by the express terms of this Agreement, survive the termination of this Agreement.

                12.2     Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein, and at the Closing:

                          (a)     if the condemnation awards or insurance proceeds on account of such condemnation or damage, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds, plus (ii) if damage has occurred and such damage is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Seller in obtaining payment of any award or proceeds (as applicable), any portion of any award or proceeds (as applicable) for the loss of use of the Property prior to Closing and all costs reasonably incurred by Seller prior to Closing for the repair or restoration of the Property (collectively “Seller’s Costs”); and

                          (b)     to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if damage has occurred and such damage is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to Seller’s Costs applicable thereto, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) business day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to Seller’s Costs not previously paid to Seller or deducted from the credit for Seller’s deductible pursuant to clause (i) above; and

                          (c)    if the damage was an uninsured casualty, and Seller elects to give Buyer a credit at Closing for the costs of restoration or repair as agreed to by Buyer and Seller within the ten (10) business day period in which Buyer may terminate this Agreement pursuant to Section 12.1, Buyer shall receive a credit at Closing equal to such agreed amount of the costs of repair or restoration.

                12.3      Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

ARTICLE 13 - ESCROW PROVISIONS

                The Deposit shall be held by the Title Company, in escrow, and disposed of only in accordance with the following provisions:

                          (a)     If the Closing occurs, the Title Company shall deliver the Deposit to Seller on the Closing Date.

                          (b)     If for any reason the Closing does not occur, the Title Company shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this paragraph. If for any reason the Closing does not occur and either party makes a written demand upon the Title Company for payment of the Deposit, the Title Company shall give written notice to the other party of such demand. If the Title Company does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Title Company is hereby authorized to make such payment. If the Title Company does receive such written objection within such ten (10) business day period, the Title Company shall continue to hold the Deposit until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

                          (c)     The parties acknowledge that the Title Company is acting solely at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement. Seller and Buyer shall jointly and severally indemnify and hold the Title Company harmless from and against all Liabilities incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company.

                          (d)     Buyer shall pay any income taxes on interest (if any) earned on the Deposit. Buyer shall provide its taxpayer identification number to the Title Company concurrently with the deposit of the Initial Deposit.

                          (e)     The Title Company has executed this Agreement in the place indicated on the signature page hereof solely to confirm that the Title Company has received and shall hold the Deposit in escrow and shall disburse the Deposit pursuant to the provisions of this Article 13.

                The provisions of this Article 13 shall survive the termination of this Agreement or the Closing (as applicable).

ARTICLE 14 - LEASING MATTERS

                Prior to Closing, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease (including, without limitation, the right to remove any tenant) and to apply all or any portion of any security deposits or other deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 15 - MISCELLANEOUS

                15.1     Buyer’s Assignment; 1031 Exchange. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder. Notwithstanding the foregoing, if so requested by Buyer, Seller will cooperate in structuring and completing this transaction for Buyer so as to effect an acquisition of “replacement property” in connection with a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code §1031”). In particular, Seller will consent to the assignment by Buyer prior to the Closing hereunder of its right to purchase the Property to a “qualified intermediary,” and Seller will accept payment of the Purchase Price from such “qualified intermediary.” The terms “replacement property” and “qualified intermediary” are used herein as defined in the Treasury Regulation Code §1031. Buyer shall bear all expenses associated with the structuring of this transaction as part of a Code §1031 like-kind exchange, including all fees of the qualified intermediary. Buyer shall reimburse Seller for, and hold Seller harmless from and against, any and all reasonable and necessary additional costs and expenses, including reasonable attorneys’ fees, and any liabilities, which Seller may incur as a result of structuring this transaction as part of a like-kind exchange. Seller shall not assume any responsibility for the tax consequences to Buyer arising out of an exchange affected pursuant to this Section 15.1.

                15.2     Survival/Merger . Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

                15.3     Integration; Waiver. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be modified or amended except by an instrument signed by Buyer and Seller. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                15.4     Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Indiana.

                15.5     Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

                15.6     Binding Effect. Subject to the provisions of Section 15.1 above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                15.7    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                15.8      Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

                IF TO BUYER:

                NTS Realty Holdings Limited Partnership
                ATTN: Neil A. Mitchell
                10172 Linn Station Road
                Louisville, KY 40223
                Fax: (502) 426-4994
                Email: nmitchell@ntsdevco.com

                          WITH COPY TO:

                Rosann D. Tafel
                Senior Vice President and General Counsel
                NTS Realty Holdings Limited Partnership
                10172 Linn Station Road
                Louisville, KY 40223
                Fax: (502) 426-4994
                Email: rtafel@ntsdevco.com

                IF TO SELLER:

                c/o AMLI Residential Properties Trust
                ATTN: Fred Shapiro
                Senior Vice President/Acquisitions
                125 South Wacker Drive
                Suite 3100
                Chicago, IL 60606
                Fax: (312) 443-0909
                Email: fshapiro@amli.com

                          WITH COPY TO:

                Mary K. Lisher
                Baker & Daniels LLP
                300 North Meridian, Suite 2700
               Indianapolis, IN 46204
                Fax: (317) 237-1000
                Email: Mary.Lisher@bakerd.com

                15.9       Counterparts. This Agreement may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

                15.10      No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.

                15.11      Construction . The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

                15.12     Time of Essence. Time is of the essence with respect to this Agreement.

                15.13      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT OR THE CLOSING.

                15.14     Attorneys’ Fees. In addition to any other remedy provided for herein, the non-prevailing party shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in successfully enforcing any provision of this Agreement against such non-prevailing party.

                15.15     Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

                15.16     Property Personnel. From and after the Execution Date until Closing or the earlier termination of this Agreement, Buyer shall have the right to interview Property staff in anticipation of retaining such staff following Closing.

                15.17     Assignment of Seller’s Interest. Seller hereby advises Buyer that on or about February 7, 2006, AMLI Residential Properties Trust (the sole general partner of AMLI Residential Properties, L.P., one of the Seller’s hereunder and the general partner of AMLI at Castle Creek, L.P.) will merge into PPF AMLI Acquisition, LLC and, on or about February 8, 2006, (i) AMLI at Castle Creek, L.P. will transfer ownership of the real property known as AMLI at Castle Creek to PPF AMLI at Castle Creek LLC, and (ii) AMLI Residential Properties, L.P. will transfer ownership of the real property known as AMLI at Lake Clearwater to PPF AMLI at Lake Clearwater LLC, each of which is and will remain a wholly owned subsidiary of AMLI Residential Properties, L.P. Buyer hereby acknowledges and consents, if and to the extent Buyer’s consent is required by applicable Law, to AMLI at Castle Creek, L.P.‘s and AMLI Residential Properties, L.P.‘s transfer of the Property (on or about February 8, 2006) to new subsidiary entitled, PPF AMLI at Castle Creek, LLC and PPF AMLI at Lake Clearwater, LLC (collectively, the “Subsidiaries”) of the post-merger parent entity, PPF AMLI Acquisition, LLC The Subsidiaries shall assume all obligations of Seller under this Agreement.

                15.18      Post-Closing Audit. Notwithstanding anything contained herein to the contrary, Buyer, upon reasonable prior notice to Seller, shall have the right at any time after the execution of this Agreement (but not more than one such audit), at Buyer’s expense, to obtain an audited financial statement for the Property for the calendar year ended December 31, 2005, and to audit all books and records relating to the Property, including, but not limited to, revenue and expense supporting documents, deposits, bank statements, invoices and other similar documentation. Seller acknowledges and agrees that its books and records are the subject of the audit, and Seller agrees to execute standard forms of engagement and representation letters with an auditor designated by Buyer in connection with the audit; provided that such letters expressly provide that all costs and fees of Buyer’s auditor shall be paid by Buyer. Seller agrees to cooperate with Buyer in granting Buyer, its agents, representatives and employees access to such books, records and documentation so that it and its auditors may timely and fully complete such audit. Buyer shall reimburse Seller for its reasonable and necessary costs and expenses incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Buyer’s auditor in connection with such audit. The terms of this Section 15.18 shall survive the Closing and the delivery of the Deed.

[Remainder of Page Intentionally left blank]

                IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

AMLI AT CASTLE CREEK, L.P.

     By: AMLI Residential Properties, L.P.,
           its sole general partner

           By: AMLI Residential Properties Trust,
                 its sole general partner

           By: /s/ Fred Shapiro
           ——————————————
           Fred Shapiro
Senior Vice President

AMLI RESIDENTIAL PROPERTIES, L.P. By: AMLI Residential Properties Trust, its sole general partner By: /s/ Fred Shapiro —————————————— Fred Shapiro Senior Vice President

BUYER: NTS REALTY HOLDINGS LIMITED PARTNERSHIP By: NTS Realty Capital, Inc., its managing general partner By: /s/ Neil A. Mitchell —————————————— Neil A. Mitchell Senior Vice President

AGREEMENT OF TITLE COMPANY

                The undersigned has executed this Agreement solely to confirm its agreement to hold the Deposit in escrow in accordance with the provisions hereof and comply with the provisions of Article 13.

                IN WITNESS WHEREOF, the undersigned has executed this Agreement as of February 7, 2006.

FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ John Beckstedt —————————————— John Beckstedt Account Representative

AMENDMENT TO PURCHASE AND SALE AGREEMENT

                This Amendment to Purchase and Sale Agreement (“Amendment”) is entered into this 27th day of February, 2006, by PPF AMLI at Castle Creek LLC, a Delaware limited liability company, and PPF AMLI at Lake Clearwater LLC, a Delaware limited liability company (together, “Seller”) and NTS Realty Holdings Limited Partnership, a Delaware limited partnership (“Buyer”).

                WHEREAS, Seller’s predecessor in interest and Buyer entered into that certain Purchase and Sale Agreement dated February 7, 2006 (the “Agreement”) relating to the properties commonly known as AMLI at Castle Creek and AMLI at Lake Clearwater;

                WHEREAS, Seller and Buyer desire to amend the Agreement in certain respects; and

                WHEREAS, all terms used herein with initial capital letters and not otherwise defined herein shall have the same meaning as in the Agreement.

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer amend the Agreement as follows:

                1.    Exhibit B to the Agreement is deleted in its entirety and replaced with Exhibit B-1 attached hereto and made a part hereof. All references to Exhibit B in the Agreement shall be deemed to refer to the attached Exhibit B-1. Buyer has requested that Seller cancel and terminate the following contracts identified in Exhibit B-1 for each property as of the Closing Date:

                        Copyfax — Copier Maintenance Agreement
                        Apartment for Rent — Apartment Advertising
                        White Fence (Q Corps.) — AMLI Connect
                        Velocity — Water Meter Reading

Seller has agreed to cancel said contracts and agrees that the same shall not be included in the Contracts assigned to Buyer at Closing.

                2.    Exhibit C to the Agreement is amended to include 276 dryers in the community equipment inventory list for AMLI at Castle Creek.

                3.    Seller shall establish at Closing a repair escrow with two escrow funds as follows: (i) a fund in the amount of Thirty Thousand Dollars ($30,000.00) to reimburse Buyer for the cost of repairs to flashings at both AMLI at Castle Creek and AMLI at Lake Clearwater (the “Flashing Repair Fund”) and (ii) a fund in the amount of Twenty-five Thousand Dollars ($25,000.00) to reimburse Buyer for the cost of connecting the carwash drain at AMLI at Castle Creek to the drainage system (the “Carwash Repair Fund,” and together with the Flashing Repair Fund, the “Escrow Funds”). The Flashing Repair Fund and the Carwash Repair Fund shall be used to reimburse Buyer for the cost of the repairs for which each such Fund was established.

The Escrow Funds shall be held by the Title Company in an interest bearing account and interest earned on the Escrow Funds shall be the property of Seller. The Escrow Funds shall be disbursed to Buyer upon Buyer’s submission to the Title Company of a request for disbursement from the Flashing Repair Fund or Carwash Repair Fund (as applicable), accompanied by a contractor’s invoice or contractor’s application for payment substantiating the costs for which disbursement is requested and evidence of the payment thereof. Only one request for disbursement from each such Fund shall be made. The Title Company shall provide Seller with a copy of the disbursement request received from Buyer promptly upon receipt thereof. Payment of the amount requested shall be made by the Title Company to Buyer within ten (10) days after the Title Company’s receipt of the disbursement request, unless within such 10-day period, Seller objects to the disbursement of the Escrow Funds as not being for repair costs actually incurred for the purpose for which the respective Fund was established. The escrow shall terminate on the first anniversary of the Closing Date, and any Escrow Funds remaining undisbursed at such time, together with any interest earned thereon, shall be paid to Seller.

                The parties shall enter into an escrow agreement at Closing setting forth the foregoing terms and such other terms regarding the escrow not inconsistent with the foregoing terms as Seller, Buyer and the Title Company shall reasonably require, including terms related to the resolution of Seller’s objection to the requested disbursement. Any escrow fee charged by the Title Company shall be paid by Seller.

                4.     This Amendment shall be binding on and shall inure to the benefit of Seller and Buyer and their respective successors and assigns. Except as expressly amended by this Amendment, all terms and provisions of the Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date set forth above.

[SIGNATURES ON FOLLOWING PAGES]

SELLER:

PPF AMLI AT CASTLE CREEK LLP
a Delaware limited liability company

By:     PPF AMLI TRS LLC, a Delaware limited liability company, its sole member

     By:     AMLI Residential Properties, L.P., a Delaware limited
                partnership, its sole member

          By:     PPF AMLI Partners LLC, a Delaware limited liability
                     company, its sole general partner

               By:     PPF Multifamily, LLC, a Delaware limited
                          liability company, its Manager

                    By:     PPF OP, LP, a Delaware limited
                               partnership, its sole member

                         By:     PPF OPGP, LLC, a Delaware limited liability
                                    company, its sole general partner

                              By:     Prime Property Fund, LLC, a Delaware
                                         limited liability company, its sole member

                                   By:     Morgan Stanley Real Estate
                                              Advisor, Inc., a Delaware
                                              corporation, its Manager

                                   By: /s/ John C. Shoser
                                   ——————————————
                                   John C. Shoser
Executive Director

PPF AMLI AT CLEARWATER LLP
a Delaware limited liability company

By:     PPF AMLI TRS LLC, a Delaware limited liability company, its sole member

     By:     AMLI Residential Properties, L.P., a Delaware limited
                partnership, its sole member

          By:     PPF AMLI Partners LLC, a Delaware limited liability
                     company, its sole general partner

               By:     PPF Multifamily, LLC, a Delaware limited
                          liability company, its Manager

                    By:     PPF OP, LP, a Delaware limited
                               partnership, its sole member

                         By:     PPF OPGP, LLC, a Delaware limited liability
                                    company, its sole general partner

                              By:     Prime Property Fund, LLC, a Delaware
                                         limited liability company, its sole member

                                   By:     Morgan Stanley Real Estate
                                              Advisor, Inc., a Delaware
                                              corporation, its Manager

                                   By: /s/ John C. Shoser
                                   ——————————————
                                   John C. Shoser
Executive Director

BUYER: NTS REALTY HOLDINGS LIMITED PARTNERSHIP By: NTS Realty Capital, Inc., its managing general partner By: /s/ Rosann D. Tafel —————————————— Rosann D. Tafel Senior Vice President

EXHIBIT B-1

Maintenance Service Contracts AMLI at Castle Creek - February 2006
Contracts	Vendor Name	Collected
Landscaping	Brickman	Yes
Cable / Internet	Comcast of Indy	Yes	Must
Telephone	SBC Ameritech	Yes	MTM
Vending	Vendco	Yes
Copier (Maintenance Agreement)	Copyfax	Yes
Waste Removal	Ray's	Yes
Apartment Advertising
- Apartment Guide	HPC	Yes
- Apartment For Rent	Apt For Rent	Yes
- E-Mail Agreement	Rent.com	Yes
Pool Phones	Kings III	Yes
Snow Removal	Brickman	Yes
AMLI Connect	White Fence (Q-Corps)	Yes
Water Meter Reading	Velocity	Yes
Alarms - Fire	Honeywell	Yes
Alarms - Security	Honeywell	Yes
Alarms - Clubhouse	Honeywell	Yes

Maintenance Service Contracts AMLI at Lake Clearwater - February 2006
Contracts	Vendor Name	Collected
Landscaping	Mainscape	Yes
Cable & Internet	Comcast of Indy	Yes	Must
Telephone	SBC Ameritech Services	Yes	MTM
Vending	Vendco	Yes
Copier (Maintenance Agreement)	Copyfax	Yes
Waste Removal	Ray's	Yes
Apartment Advertising
- Apartment Guide	HPC	Yes
- Apartment For Rent	Apt For Rent	Yes
- E-Mail Agreement	Rent.com	Yes
Pool Phones	Kings III	Yes
Snow Removal	Mainscape	Yes
AMLI Connect	WhiteFence (Q-Corp)	Yes
Water Meter Reading	Velocity Master Services	Yes
Alarms - Fire	Honeywell	Yes
Alarms - Security	Honeywell	Yes
Alarms - Clubhouse	Honeywell	Yes